PHYSICAL STATISTICS
	IT	IIT	IIIT	IVT	IT	IIT	IIIT
	2004	2004	2004	2004	2005	2005	2005

Total lines in service at the end of period	2,419,587	2,397,404	2,398,137	2,427,364	2,437,542	2,456,807	2,475,007
Average number of lines in service (quarterly)	2,412,799	2,407,635	2,395,514	2,456,591	2,432,777	2,439,429	2,467,791
Number of lines installed (1)	3,040,989	3,041,713	3,042,468	3,043,379	3,048,719	3,038,008	3,019,735
Lines per 100 Inhabitants (2)	16.0%	15.9%	15.9%	16.1%	16.1%	16.3%	16.4%
Public telephones in service at end of period	32,692	31,497	30,376	31,538	27,999	27,002	25,593
Effective minutes of local traffic measured by second (million)	3,409	3,471	3,495	3,384	2,969	3,105	3,032
Local calls MLS (millions)	1,156	1,167	1,215	1,216	1,069	1,124	1,116
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	167,930	169,043	164,474	162,437	153,439	155,179	149,349
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	16,943	17,436	16,534	16,082	15,636	16,964	16,684
Access charge traffic (thousands of minutes)	1,201,741	1,210,418	1,188,790	1,071,907	934,998	941,730	866,947
Number of lines connected	82,307	81,818	77,909	101,284	88,778	96,577	89,579
Number of CTC's employees (end of period) (3)	3,029	2,972	2,917	2,816	2,875	2,912	2,946
Number of subsidiaries' employees (end of period) (3)	1,770	1,772	989	929	972	986	974
Number of cellular subscribers (end of period)	2,500,135	2,738,580	-	-	-	-	-
ADSL connections (end of period)	143,108	164,513	180,487	200,794	221,880	247,551	268,344
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) 2002 Poll (15.1 million inhabs.) identified that estimated Chilean population by the "INE", Statistic National Institute, (15.7 million inhabs.) was overestimated
(3) It is included the permanent personnel plus personnel with fixed term contracts.

ANNUAL VARIATION
	IT	IIT	IIIT	IVT	IT	IIT	IIIT
	2004	2004	2004	2004	2005	2005	2005

Total lines in service at the end of period	-8.0%	-6.6%	-3.6%	0.4%	0.7%	2.5%	3.2%
Average number of lines in service (quaterly)	-9.2%	-7.2%	-5.1%	-0.1%	0.8%	1.3%	3.0%
Numbers of lines installed	0.5%	0.4%	0.3%	0.2%	0.3%	-0.1%	-0.7%
Lines per 100 Inhabitants	-8.1%	-6.4%	-3.5%	0.4%	0.9%	2.3%	3.1%
Public telephones in service at the end of period	-7.6%	-10.9%	-12.5%	-8.6%	-14.4%	-14.3%	-15.7%
Effective minutes of traffic measured by second (million)	-4.0%	-10.2%	-10.2%	-12.5%	-12.9%	-10.5%	-13.2%
Local calls MLS (millions)	-3.7%	-6.4%	-3.1%	-5.1%	-7.5%	-3.7%	-8.1%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	1.8%	7.4%	3.3%	-1.9%	-8.6%	-8.2%	-9.2%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	4.9%	7.0%	3.3%	1.3%	-7.7%	-2.7%	0.9%
Access charge traffic (thousands of minutes)	-17.7%	-15.8%	-13.0%	-18.7%	-22.2%	-22.2%	-27.1%
Number of lines connected	26.5%	37.8%	15.8%	-13.1%	7.9%	18.0%	15.0%
Number of CTC's employees (end of period)*	17.9%	13.0%	9.3%	7.3%	-5.1%	-2.0%	1.0%
Number of subsidiaries' employees (end of period)*	-16.5%	-18.6%	-53.5%	-55.7%	-45.1%	-44.4%	-1.5%
Number of cellular subscribers (end of period)	32.7%	40.8%	-	-	-	-	-
ADSL connections (end of period)	116.6%	95.4%	67.8%	60.3%	55.0%	50.5%	48.7%
* In January 2004 certain labor contracts with some employees, that corresponded to the local business after the restructuring in 2002, were regularized since these contracts were still linked to other subsidiaries of the Company

Última actualización 03/11/05
Por Telefónica CTC Chile